SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 6, 1996

Hampton Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina                            56-0482565
(State or other jurisdiction             (I.R.S. Employer
     of incorporation)                   Identification No.)

Commission file number 1-6105

2000 Greenville Hwy., P.O. Box 614, Kinston, NC    28502-0614
 (Address of principal executive offices)          (Zip Code)

                       (919) 527-8011
    (Registrant's telephone number, including area code)

                       Not Applicable
(Former name, former address, if changed since last report.)

Item 5. Other Events

     On May 3, 1996, Hampton Industries, Inc. entered into a new credit facility ("New Facility") with BNY Financial Corporation, as Agent. The New Facility provides for a maximum line of credit of $100,000,000, which includes both direct loans and letters of credit. The initial proceeds of the New Facility were used to repay the outstanding indebtedness under the Company's then existing bank line of credit.
     Availability under the New Facility is based on a formula of eligible accounts receivable and eligible inventory and provides for a seasonal overadvance of up to $23,000,000 within the $100,000,000 maximum line of credit. Direct borrowings bear interest at the London Interbank Offered Rate or the Prime Rate, at the option of the Company, plus the applicable margin (as defined in the New Facility). Borrowings are collateralized by accounts receivable, inventory and general intangibles of the Company and its subsidiaries. The New Facility expires in May 1999.
     The New Facility contains financial covenants, including but not limited to, financial covenants related to tangible net worth and interest coverage, and restricts fixed asset purchases, and does not allow for the payment of cash dividends. The Company is not required to maintain compensating balances, however, it is required to pay a fee of 1/4% of 1% per annum on the unused portion of the total facility plus certain other administrative costs.

                         Signatures

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Hampton Industries, Inc.
                                        Registrant

Date: May 6, 1996                 S/ROBERT J. STIEHL, JR.
                                  Robert J. Stiehl, Jr.
                                  Executive Vice President
                                  (Chief Financial Officer)